Exhibit 99.1
VIPER ENERGY, INC., A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., ANNOUNCES CLOSING OF ACQUISITION

MIDLAND, Texas, October 1, 2024 (GLOBE NEWSWIRE) -- Viper Energy, Inc. (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced it and its operating subsidiary Viper Energy Partners LLC (“OpCo”) completed the previously announced acquisition of certain mineral and royalty interest- owning subsidiaries of Tumbleweed Royalty IV, LLC (“TWR IV”) under the previously reported purchase agreement, dated as of September 11, 2024. The total consideration for the acquisition consisted of approximately $459.0 million in cash, the issuance of approximately 10.1 million OpCo units to TWR IV and an option granted for TWR IV to acquire the same number of shares of Viper’s Class B common stock as the OpCo units. The cash consideration for the acquisition was funded through a combination of cash on hand, borrowings under OpCo’s revolving credit facility and proceeds from the previously reported underwritten public offering of Viper’s Class A common stock. The purchase agreement for the acquisition also provides for a potential additional payment in Q1 2026 of contingent cash consideration of up to $41.0 million, based on the average 2025 West Texas Intermediate (WTI) price.

Advisors

Intrepid Partners, LLC has served as financial advisor to Viper. Akin Gump Strauss Hauer & Feld LLP and Wachtell, Lipton, Rosen & Katz have served as its legal advisors.

Vinson & Elkins LLP has served as the sellers’ legal advisor.

About Viper Energy, Inc.

Viper is a corporation formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward- looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the acquisition. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Investor Contacts:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com

Austen Gilfillian
+1 432.221.7420
agilfillian@diamondbackenergy.com

Source: Viper Energy, Inc.; Diamondback Energy, Inc.